Exhibit 10.8
Execution Version
LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date among SILICON VALLEY BANK, a California corporation (“Bank”), and STARVOX COMMUNICATIONS, INC., a California corporation (“Starvox”), CAPITAL TELECOMMUNICATIONS, INC., a Pennsylvania corporation (“CTI”), and each other Person who becomes a party hereto by executing and delivering a signature page to this Agreement (each of Starvox, CTI and such other Person, a “Borrower”, and collectively, “Borrowers”), provides the terms on which Bank shall lend to Borrowers and Borrowers shall repay Bank. The parties agree as follows:
     1 ACCOUNTING AND OTHER TERMS
     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
     2 LOAN AND TERMS OF PAYMENT
     2.1 Promise to Pay. Each Borrower hereby jointly, severally and unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
     2.1.1 Revolving Advances.
          (a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank will make Advances to Borrowers up to an amount (“Net Borrowing Availability”) not to exceed the lesser of: (a) the Revolving Line; or (b) the sum of the amounts available under the Borrowing Base.
          (b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
          2.1.2 Term Loan.
          (a) Availability. Subject to the terms and conditions of this Agreement and upon receipt of all Government Approvals, Bank shall make advances (each, a “Term Loan Advance” and, collectively, “Term Loan Advances”) not exceeding the Term Loan Amount, through March 31, 2007, as follows:
               (i) Upon the closing of any issuance of equity by Starvox (including by conversion of existing debt), or by USWD following the Merger, in an amount at least equal to fifteen million dollars ($15,000,000), Bank shall make available to Borrowers Term Loan Advances up to six million dollars ($6,000,000), provided, that until Tranche 2 is available for borrowing, the aggregate amount of Term Loan Advances outstanding shall not cause the ratio of (1) Borrowers’ cash and Cash Equivalents maintained at Bank or Bank’s Affiliates plus Net Borrowing Availability less Advances, to (2) outstanding Term Loan Advances, to be in excess of 1.50:1.00 (“Tranche 1”).
               (ii) Upon Borrowers’ achieving three consecutive months of EBITDA of at least $500,000 in each such month, Bank shall make available to Borrowers Term Loan Advances up to an additional two million dollars ($2,000,000) (“Tranche 2”) for a total of eight million dollars ($8,000,000) in Term Loan Advances.

               (iii) Upon Borrowers’ achieving three consecutive months of EBITDA of at least $700,000 in each such month, Bank shall make available to Borrower a final two million dollars ($2,000,000) (“Tranche 3”) for a total of ten million dollars ($10,000,000) in Term Loan Advances.
          (b) Repayment. Each Term Loan Advance shall be followed by a period of twelve months during which time Borrower shall pay interest only on the amount of the Term Loan Advance outstanding (the “Interest Only Period”) in accordance with Section 2.3(g). Beginning on the thirteenth month Payment Date for each Term Loan Advance, Borrower shall repay such Term Loan Advance in (i) forty-eight (48) equal installments of principal and interest in an amount sufficient to fully amortize such Term Loan Advance over such 48 month period (the “Amortization Period”). On the due date of the forty-eighth such installment, all outstanding principal for such Term Loan Advance plus all accrued and unpaid interest thereon shall be due and payable.
     2.2 Overadvances. If at any time or for any reason the total of all outstanding Advances and all other monetary Obligations exceeds Net Borrowing Availability (an “Overadvance”), Borrowers shall immediately pay the amount of the excess to Bank, without notice or demand. Without limiting Borrowers’ obligation to repay to Bank the amount of any Overadvance, each Borrower agrees, jointly and severally, to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.
     2.3 Payment of Interest on the Credit Extensions.
          (a) Interest Rate; Advances. Subject to Section 2.3(b), the amounts outstanding under the (i) Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate plus (1) one percentage point if the Quick Ratio is greater than 1.25 or (2) 1.5 percentage points if the Quick Ratio is equal to or less than 1.25, which interest shall be payable monthly as set forth in Section 2.3(g); and (ii) each Term Loan Advance shall accrue interest at a per annum rate equal to the Prime Rate plus two and one-quarter percentage points, which rate shall float with the Prime Rate during the Interest Only Period, and be fixed on the first day of the Amortization Period for such Term Loan Advance.
          (b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate effective immediately before the Event of Default (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
          (c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
          (d) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.
          (e) Debit of Accounts. In accordance with Section 9.4, Bank may debit any of any Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts any Borrower owes Bank when due. These debits shall not constitute a set-off.
          (f) Minimum Monthly Interest. In the event the aggregate amount of interest earned by Bank in any month with respect to the Revolving Line (exclusive of any collateral monitoring fees, unused line fees, or any other fees and charges hereunder) is less than the amount of interest that would accrue on Advances of $2,000,000 that are outstanding for the entire month (the “Minimum Monthly Interest”), Borrowers shall pay Bank an amount, payable on the last day of such month, in an amount equal to the (i) Minimum Monthly Interest minus (ii) the aggregate amount of all interest earned by Bank with respect to the Revolving Line (exclusive of any collateral monitoring fees, unused line fees, or any other fees and charges hereunder) in such month.
          (g) Payment; Interest Computation; Float Charge. Interest on the Revolving Line is payable monthly on the last calendar day of each month (each, a “Payment Date”). Interest on each Term Loan Advance is payable monthly for twelve consecutive months commencing on the Payment Date first occurring after the Funding Date of such Term Loan Advance. After such period, payments of principal and interest on Term Loan Advances shall be made in accordance with Section 2.1(b). In computing interest on the Obligations, all Payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day. In addition, so long as any principal or interest with respect to any Credit Extension remains outstanding, Bank shall be entitled to charge Borrowers a “float” charge in an amount equal to two (2) Business Days interest, at the interest rate applicable to the Credit Extensions, on all Payments received by Bank. Said float charge is not included in interest for purposes of computing Minimum Monthly Interest (if any) under this Agreement. The float charge for each month shall be payable on the last day of the month. Bank shall not, however, be required to credit any Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge the Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.
     2.4 Fees. Borrowers shall pay to Bank:
          (a) Commitment Fee. A fully earned, non-refundable annual commitment fee of $30,000 in respect of the Revolving Line, due and payable on the Effective Date and on the first anniversary of the Effective Date if the Revolving Line has not been terminated on or before such date, and a one-time commitment fee of $100,000 in respect of the Term Loan Advances, due and payable on the Effective Date;
          (b) Termination Fee. If applicable, a termination fee specified in Section 3.5; and
          (c) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.
     3 CONDITIONS OF LOANS
     3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
          (a) Borrowers shall have delivered duly executed original signatures to the Loan Documents to which each is a party;
          (b) Borrowers shall have delivered duly executed original signatures to the Control Agreements;
          (c) Starvox shall have delivered a warrant to purchase 300,000 shares of its Series A Preferred Stock, in form and substance satisfactory to Bank;
          (d) Borrowers shall have delivered their Operating Documents and a good standing certificate of each Borrower certified by the Secretary of State of the State of California and state of its organization, if different, as of a date no earlier than thirty (30) days prior to the Effective Date;
          (e) Borrowers shall have delivered duly executed original signatures to the completed Borrowing Resolutions for each Borrower;
          (f) Borrowers shall have delivered the Subordination Agreements duly executed by each of Carolia Partners, Destar, LLC, DSAM Fund, LP, Dr. Gary Gelbfish, Noam Gottesman, Lyrical Multi-Manager Fund, LP, Lyrical Multi-Manager Offshore Fund, Ltd., Whethervane Capital Partners LP, Wharton Asset Management, Novus Ventures II LP, Dan Tomkins, David Smith, Trinad Capital Master Fund, Ltd., Mary Wolf, Douglas Zorn and USWD in favor of Bank;
          (g) Borrowers shall have delivered a payoff letter from Sandhill Capital;

          (h) Borrowers shall have delivered evidence that the Liens securing Indebtedness owed by Borrower to Sandhill Capital, Covad Communications and M&T will be terminated and the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Advance, be terminated.
          (i) Bank shall have received certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Advance, will be terminated or released;
          (j) Borrowers shall have delivered a Perfection Certificate executed by each Borrower;
          (k) Borrowers shall have delivered evidence satisfactory to Bank that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank;
          (l) Borrowers shall have made application for approval for the issuance of Indebtedness hereunder and the grant of the security interest contained herein with the public utility commissions of Pennsylvania, New York, New Jersey, Delaware and Georgia, and provided to Bank evidence of the same satisfactory to Bank; and
          (m) Borrowers shall have paid the fees and Bank Expenses then due as specified in Section 2.4 hereof.
     3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:
          (a) timely receipt of an executed Payment/Advance Form;
          (b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is each Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
          (c) there has not been a Material Adverse Change.
     3.3 Covenant to Deliver.
     Each Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Each Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrowers’ obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.
     3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrowers shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Together with such notification, Borrowers must promptly deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.
     3.5 Termination. This Agreement may be terminated with respect to the Revolving Line, prior to the Revolving Maturity Date by Borrowers, effective three (3) Business Days after written notice of termination is given to Bank or if Bank’s obligation to fund Credit Extensions terminates pursuant to the terms of Section 2.1.1(b). The Term Loan Advances may be prepaid in full at any time prior to maturity effective three (3) Business Days after written notice of termination is given to Bank. Notwithstanding any such termination or prepayment, Bank’s lien and security interest in the Collateral shall continue until Borrowers fully satisfy their Obligations. If such termination or prepayment is at Borrowers’ election or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrowers shall pay to Bank, in addition to the payment of any other expenses or fees then-owing (including without limitation, the Minimum Monthly Interest), a termination fee (a) if the Revolving Line is terminated, in an amount equal to one percent (1%) of the Revolving Line, and (b) if the Term Loan Advances are prepaid, in an amount equal to (i) two and one-half percent (2.5%) if prepayment occurs while an Interest-Only Period is in effect or (ii) one percent (1.0%) if no Interest Only Period is then in effect and prepayment occurs during the first twelve months of the Amortization Period of any Term Loan Advance, or (iii) zero thereafter; provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank. Upon payment in full of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.
     4 CREATION OF SECURITY INTEREST
     4.1 Grant of Security Interest. Each Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Upon the receipt of each Governmental Approval with respect to the pledge of a Borrower’s assets, Borrowers hereby reaffirm and grant anew, a security interest in the Collateral. Each Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement) perfected security interest in the Collateral. If a Borrower shall acquire a commercial tort claim with a value in excess of $100,000, such Borrower shall promptly notify Bank in a writing signed by such Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
     4.2 Authorization to File Financing Statements. Borrowers hereby authorize Bank to file financing statements, without notice to Borrowers, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder.
     5 REPRESENTATIONS AND WARRANTIES
     Each Borrower represents and warrants, as of the date of this Agreement and on the dates specified in Section 3.3(b), as follows:
     5.1 Due Organization and Authorization. Borrower and each of its Subsidiaries are duly existing and in good standing in their jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, each Borrower has delivered to Bank a completed perfection certificate satisfactory to Bank signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.
     The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.
     5.2 Collateral. Borrower has good title to the Collateral, free of Liens except Permitted Liens. Borrower has no deposit account other than deposit accounts with Bank and deposit accounts described in the Perfection Certificate delivered to Bank in connection herewith.
     Except for any Collateral in transit and Collateral located at customer sites, central offices or as hereafter disclosed to Bank in writing pursuant to Section 6.2(a)(iv), the Collateral is not in possession of any third party bailee (such as a warehouse).
     Borrower is the sole owner of its Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business.
     Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts, in a manner that is effective under applicable law, such Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.
     5.3 Accounts Receivable.
          All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all material respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.
     5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against any Borrower or any of its Subsidiaries that could reasonably be expected to result in damages payable by Borrower that are not covered by insurance in an amount more than $500,000.
     5.5 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

     5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
     5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.
     5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.
     5.9 Tax Returns and Payments; Pension Contributions. Borrower (or the applicable member of its consolidated tax group) has timely filed all material required tax returns and reports, and has timely paid all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower (or the applicable member of its consolidated tax group) may defer payment of any contested taxes, provided that Borrower (or the applicable member of its consolidated tax group) (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital, to repay Indebtedness existing on the date of this Agreement, and to fund its general business requirements and not for personal, family, household or agricultural purposes.
     5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
     6 AFFIRMATIVE COVENANTS
     Each Borrower shall do all of the following so long as there are outstanding Credit Extensions or Commitments to make Credit Extensions:
     6.1 Government Compliance. Except as is permitted under Section 7.3, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.
     6.2 Financial Statements, Reports, Certificates.
          (a) Provide Bank with the following:
               (i) if the Quick Ratio is equal to or less than 1.25 to 1.00, a Transaction Report (on a consolidated basis for all Borrowers) weekly and whenever an Advance is requested;
               (ii) within fifteen (15) days after the end of each month, in each case on a consolidated basis for all Borrowers, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, (C) monthly reconciliations of accounts receivable agings (aged by invoice date), Transaction Reports, and general ledger, and (D) Borrowing Base Certificate signed by an officer of the Company.
               (iii) as soon as available, and in any event within thirty (30) days after the end of each month, monthly unaudited consolidated and consolidating financial statements;
               (iv) within thirty (30) days after the end of each month a Compliance Certificate signed by a Responsible Officer, (A) certifying that as of the end of such month, Borrowers were in full compliance with all of the terms and conditions of this Agreement, (B) setting forth calculations showing compliance with the financial covenants set forth in this Agreement, (C) listing new offices or business locations that have been established since the date of the last Compliance Certificate, and (D) providing such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;
               (v) within thirty (30) days prior to the end of each fiscal year of Borrowers, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrowers, and (B) annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrowers’ boards of directors, together with any related business forecasts used in the preparation of such annual financial projections; and
               (vi) as soon as available, and in any event within 120 days following the end of Borrowers’ fiscal year, or after the Merger, USWD’s fiscal year, annual consolidated and consolidating financial statements of Borrowers, or after the Merger, USWD, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Bank.
          (b) After the Merger, with respect to USWD, and in the event that any Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, with respect to such Borrower, within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on USWD’s or such Borrower’s or another website on the Internet.
          (c) Prompt written notice of (i) the registration of any Copyright, and any subsequent ownership right of Borrowers in or to any Copyright, Patent or Trademark not shown in the IP Agreement, or (ii) Borrowers’ knowledge of an event that materially adversely affects the value of the Intellectual Property.
     6.3 Accounts Receivable.
          (a) Schedules and Documents Relating to Accounts. Deliver to Bank Transaction Reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrowers’ failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrowers’ Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrowers shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrowers shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.
          (b) Disputes. Promptly notify Bank of all material disputes or claims relating to Accounts included in the Borrowing Base. Any Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Borrowing Base.
          (c) Collection of Accounts. All proceeds of Accounts shall at all times be deposited by Borrowers into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in such form as Bank may specify in its good faith business judgment. Not later than 60 days following the Effective Date, each Borrower shall have established a lockbox into which the proceeds of its Accounts are deposited directly by Account Debtors.
          (d) Verification. Bank may, from time to time if (i) an Event of Default has occurred and is continuing, (ii) the Quick Ratio is equal to or less than 1.25:1.00, or (iii) in connection with the semi-annual field audit provided for in Section 6.6, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrowers or Bank or such other name as Bank may choose.
          (e) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrowers’ obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.
     6.4 Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $250,000 or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property (except in a deposit or securities account subject to Bank’s Lien), but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.
     6.5 Taxes; Pensions. Timely file all required material tax returns and reports and timely pay all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrowers except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
     6.6 Access to Collateral; Books and Records. At reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral (not to exceed 2 times per year unless an Event of Default has occurred and is continuing) and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be at Borrowers’ expense, and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.
     6.7 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrowers’ industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrowers shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $1,000,000, in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrowers fail to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.
     6.8 Operating Accounts.
          (a) Maintain its and its Subsidiaries’ primary depository and operating accounts and securities accounts with Bank and Bank’s affiliates, which accounts shall represent at least 50% of the dollar value of all Borrowers’ and their Subsidiaries’ accounts at all financial institutions.
          (b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or its Affiliates. In addition, for each Collateral Account that a Borrower at any time maintains, such Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrowers as such.
     6.9 Financial Covenants.
          (a) Tangible Net Worth. Maintain at all times on a consolidated basis with respect to Borrowers and their Subsidiaries a Tangible Net Worth to be determined by Bank upon receipt of the Opening Balance Sheet. For purposes of this Section 6.9, the “Opening Balance Sheet” is Borrowers’ consolidated balance sheet immediately following the consummation of the Merger, provided to Bank not later than October 31, 2006, and subject to Bank’s satisfactory review.
          (b) Liquidity. Maintain at all times on a consolidated basis with respect to Borrowers and their Subsidiaries the sum of (i) unrestricted cash and Cash Equivalents on deposit with Bank plus (ii) Net Borrowing Availability less Advances, of not less than (1) $1,000,000 until delivery of the Opening Balance Sheet, and (2) $750,000 thereafter.
          (c) Fixed Charge Coverage Ratio. Maintain as of the last day of each calendar month after Tranche 2 of the Term Loan Advances becomes available, on a consolidated and rolling 3-month basis with respect to Borrowers and their Subsidiaries, a ratio of (i) EBITDA less capital expenditures to (ii) total Debt Service, in each case for the 3 months ending on such day, of at least 2.50:1.00.
          (d) EBITDA. (i) Achieve for each month after Tranche 2 of the Term Loan Advances becomes available, on a consolidated basis with respect to Borrowers and their Subsidiaries, EBITDA of not less than $500,000, and (ii) achieve for each month after Tranche 3 of the Term Loan Advances becomes available, on a consolidated basis with respect to Borrowers and their Subsidiaries, EBITDA of not less than $750,000.

     6.10 Protection and Registration of Intellectual Property Rights. (a) Protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to any Borrower’s business to be abandoned, forfeited or dedicated to the public, except in the cases of clauses (a) and (c) where such Borrower determines in its reasonable business judgment that such action (or inaction) is in its best interest. If any Borrower decides to register any copyrights or mask works in the United States Copyright Office, such Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of its intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement or such other documents as Bank may reasonably request to maintain the perfection and priority of Bank’s security interest in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrowers shall promptly provide to Bank a copy of the application(s) filed with the United States Copyright Office together with evidence of the recording of the intellectual property security agreement necessary for Bank to maintain the perfection and priority of its security interest in such copyrights or mask works. Borrowers shall provide written notice to Bank of any application filed by any Borrower in the United States Patent and Trademark Office for a patent or to register a trademark or service mark within 30 days after any such filing.
     6.11 Government Approvals. Not later than October 15, 2006, Borrowers shall have (a) received all Government Approvals and provided evidence of the same to Bank; and (b) consummated the merger of Starvox and CTI.
     6.12 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to any Borrower.
     6.13 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.
     7 NEGATIVE COVENANTS
     So long as there are outstanding Credit Extensions or commitments to make Credit Extensions, no Borrower shall do any of the following without Bank’s prior written consent:
     7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for (a) Transfers of Inventory in the ordinary course of business; (b) Transfers of worn-out or obsolete or, if not in excess of $250,000 in the aggregate, unneeded, Equipment; (c) Transfers in connection with Permitted Liens and Permitted Investments; (d) Transfers of assets acquired in acquisitions permitted under Section 7.3 that Borrowers have determined are surplus or which are otherwise unneeded or undesirable to retain in Borrowers’ business; (e) Transfers between Borrowers (including any intermediate transactions with other affiliated entities so long as the owner of the assets after the Transfer or series of related Transfers is another Borrower; and (f) other Transfers for fair market value in any fiscal year of assets having a book value not exceeding $500,000 in the aggregate.
     7.2 Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrowers and their Subsidiaries, or reasonably related or incidental thereto; (b) liquidate or dissolve except in a transaction where another Borrower would be the owner of the Borrower’s assets upon such liquidation or dissolution; or (c) permit or suffer any Change in Control. Borrowers shall not, without at least thirty (30) days prior written notice to Bank: (1) change its jurisdiction of organization, (2) change its organizational structure or type, (3) change its legal name, or (4) change any organizational number (if any) assigned by its jurisdiction of organization.

     7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except (a) where such merger or acquisition (i) does not result in the material decline of the Tangible Net Worth; (ii) does not result in a violation to the covenant provisions of this Agreement; (iii) involves a Person engaged in a business permitted under Section 7.2, (iv) does not result in an Event of Default or would result after giving effect to the transactions; and (v) has a Borrower (or a Person that becomes a Borrower contemporaneously with the transaction) as the surviving legal entity if the transaction involves a merger of a Borrower; (b) a Subsidiary may merge with or consolidate into, or acquire all or substantially all of the assets of, another Subsidiary or with or into a Borrower and a Borrower may merge with or consolidate into, or acquire all or substantially all of the assets of, another Borrower; and (c) Starvox may consummate the transactions contemplated under the Merger Agreement so long as the Merger Conditions have been satisfied.
     7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
     7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, except in each case as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.
     7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.
     7.7 Investments; Distributions. (a) Make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) a Borrower may convert or exchange any of its convertible securities into or for other securities pursuant to the terms of such convertible securities or otherwise and may make cash payments in lieu of fractional shares, (ii) Borrowers, other than Starvox, and their Subsidiaries may pay dividends to their stockholders (or other holders of their equity securities); (iii) after the Merger, Starvox may pay dividends or make loans to USWD to pay the ordinary course of business expenses of USWD in an amount not to exceed $500,000 in any fiscal year; (iv) Starvox may repurchase, and after the Merger may pay dividends or make loans to USWD in the amount necessary to repurchase, the stock of former employees, directors or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided the amount of any such repurchase does not exceed in the aggregate of $250,000 per fiscal year; (v) a Borrower may undertake a Transfer permitted by Section 7.1(e) that would otherwise be prohibited under this Section 7.7; (vi) in connection with any acquisition permitted under Section 7.3, Borrowers may (A) receive or accept the return of capital stock of a Borrower constituting a portion of the purchase price in settlement of indemnification claims, or (B) make payments to dissenting stockholders in accordance with applicable law; and (vii) a Borrower may acquire its capital stock in connection with the cashless exercise of options or warrants.
     7.8 Transactions with Affiliates. Except for (a) Transfers permitted under Section 7.1(e), and (b) customary compensation, indemnification and similar arrangements with officers or directors, enter into or permit to exist any material transaction with any Affiliate of Borrowers, except for transactions that are in the ordinary course of Borrowers’ business, upon fair and reasonable terms that are no less favorable to Borrowers than would be obtained in an arm’s length transaction with a non-affiliated Person; provided however, that such arm’s length standard shall not apply to transactions between or among Borrowers and any Guarantor.
     7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.
     7.10 Capital Expenditures. Commencing with Borrowers’ 2007 fiscal year, Borrowers and their Subsidiaries shall not incur capital expenditures in excess of $1,500,000 in the aggregate in any fiscal year, provided, Borrowers may purchase up to an additional $5,200,000 in equipment from Cisco Systems, Inc. during fiscal year 2007.
     7.11 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrowers, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     8 EVENTS OF DEFAULT
     Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
     8.1 Payment Default. Borrowers fail to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable. During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);
     8.2 Covenant Default.
          (a) Borrowers fail or neglect to perform any obligation in Sections 6.2, 6.5, 6.8(b), 6.9 or violates any covenant in Section 7; or
          (b) Borrowers fail or neglect to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in Section 8 below) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrowers be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;
     8.3 Material Adverse Change. A Material Adverse Change occurs;
     8.4 Attachment. (a) Any material portion of any Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process upon a Borrower seeking to attach, by trustee or similar process, any funds of such Borrower on deposit with Bank, or any entity under control of Bank (including a subsidiary) and such service is not vacated within ten (10) days; (c) Any Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of $500,000 becomes a Lien on any of Borrowers’ assets and the Lien is not removed in ten (10) days; or (e) a notice of lien, levy, or assessment is filed against any of Borrowers’ assets by any government agency and not paid within ten (10) days after Borrowers receive notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrowers (but no Credit Extensions shall be made during the cure period);

     8.5 Insolvency. Any Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) any Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
     8.6 Other Agreements. There is a default in any agreement to which any Borrower or a Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000);
     8.7 Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance) shall be rendered against any Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);
     8.8 Misrepresentations. Borrowers or any Person acting for Borrowers make any representation, warranty, or other statement in writing now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
     8.9 Subordinated Debt. A default or breach occurs under any agreement between any Borrower and any creditor of any Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or
     8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor, or (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.
     9 BANK’S RIGHTS AND REMEDIES
     9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:
          (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
          (b) stop advancing money or extending credit for Borrowers’ benefit under this Agreement or under any other agreement between any Borrower and Bank;
          (c) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrowers money of Bank’s security interest in such funds, and verify the amount of such account;
          (d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrowers shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrowers grant Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

          (e) apply to the Obligations any (i) balances and deposits of Borrowers it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrowers;
          (f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrowers’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrowers’ rights under all licenses and all franchise agreements inure to Bank’s benefit;
          (g) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
          (h) demand and receive possession of Borrower’s Books; and
          (i) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
     9.2 Power of Attorney. Each Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse such Borrower’s name on any checks or other forms of payment or security; (b) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under such Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Each Borrower hereby appoints Bank as its lawful attorney-in-fact to sign such Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrowers’ attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.
     9.3 Protective Payments. If Borrowers fail to obtain the insurance called for by Section 6.7 or fail to pay any premium thereon or fail to pay any other amount which Borrowers are obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide Borrowers with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
     9.4 Application of Payments and Proceeds.
          (a) Unless an Event of Default has occurred and is continuing, and so long as the Quick Ratio is equal to or less than 1.25 to 1.00, Bank shall apply payments, or proceeds realized as the result of any collection of Accounts, first, to the principal of the Advances; second, to Bank Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement; third, to the interest due upon any of the Obligations; fourth, to any other Obligations, applicable fees and other charges in such order as Bank shall determine in its sole discretion, and finally, to the Designated Deposit Account.

          (b) Unless an Event of Default has occurred and is continuing, and if the Quick Ratio is greater than 1.25 to 1.00, payments, or proceeds realized as the result of any collection of Accounts, shall be deposited in the Designated Deposit Account and repayment of principal of the Advances shall be made at such times as Borrowers’ may direct.
          (c) If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrowers by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrowers shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
     9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrowers bear all risk of loss, damage or destruction of the Collateral.
     9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
     9.7 Demand Waiver. Borrowers waive demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrowers are liable.
     10 NOTICES
     All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Advance requests made pursuant to Section 3.4, by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below. Bank or any Borrower may change its notice address by giving the other party written notice thereof. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon actual receipt after deposit in the U.S. mail, registered or certified, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission (with such electronic mail or facsimile transmission promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, email address or facsimile number indicated below. Advance requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, delivered to Bank by Borrowers at the e-mail address of Bank provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10). Bank or any Borrower may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrowers:	STARVOX COMMUNICATIONS, INC.
2728 Orchard Parkway
San Jose, CA 95134
Attn: Vice President/Controller
Fax:

	Email:	christian.siegfried@starvox.com

CAPITAL TELECOMMUNICATIONS, INC.
2728 Orchard Parkway
San Jose, CA 95134
Attn: Vice President/Controller
Fax:

	Email:	christian.siegfried@starvox.com

If to Bank:	Silicon Valley Bank
185 Berry Street, Suite 3000
San Francisco, CA 94107
Attn: Tim Walsh
Fax: (415) 856-0810
Email: Twalsh@svb.com
     11 CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
     California law governs the Loan Documents without regard to principles of conflicts of law. Borrowers and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
     EACH BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
     12 GENERAL PROVISIONS
     12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Borrower may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrowers, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
     12.2 Indemnification. Each Borrower agrees, jointly and severally, to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrowers (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.
     12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
     12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
     12.5 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrowers. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
     12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
     12.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrowers in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
     12.8 Confidentiality. All financial information (other than any such information contained in periodic reports that a Borrower or USWD files with the Securities and Exchange Commission) disclosed by a Borrower to Bank in writing and all other written information that a Borrower discloses to Bank that is marked “Confidential”

shall be considered confidential information for purposes of this Section 12.8, subject to the last sentence of this Section 12.8. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
     12.9 Waiver of Surety Defenses. To the extent permitted by applicable law, each Borrower hereby waives any and all defenses and rights of discharge based upon suretyship or impairment of collateral (including lack of attachment or perfection with respect thereto) that it may now have or may hereafter acquire with respect to Bank or any of its Obligations hereunder, under any Loan Document or under any other agreement that it may have or may hereafter enter into with Bank.
     12.10 Joint and Several Obligations and Related Matters. The obligations of each Borrower hereunder and under the other Loan Documents shall be joint and several in nature notwithstanding which Borrower actually or directly received the proceeds of any particular Credit Extension. Each Borrower acknowledges that for purposes of the Loan Documents, Borrowers constitute a single integrated financial entity or enterprise and that each receives a benefit from the availability of the financing hereunder to all Borrowers. Each Borrower waives all defenses arising under the laws of suretyship, to the extent that such laws are applicable, in connection with its joint and several obligations under this Agreement and the other Loan Documents.
     12.11 Subordination of Claims. As further consideration for the Credit Extensions by the Bank and as a material inducement to Bank to make the Credit Extensions and accept this Agreement, each Borrower hereby irrevocably subordinates in all respects all claims, whether based in equity or law, whether by contract, statute or otherwise, that it might now or hereafter have against other Borrower or that arise from the existence or performance of the Obligations under this Agreement, including, but not limited to, any right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation, to any and all of the Obligations of such Borrower to Bank hereunder and under the other Loan Documents.
     12.12 USA PATRIOT Act Notice. Bank hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow Bank to identify Borrowers in accordance with the Act.
     12.13 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrowers and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
     13 DEFINITIONS
     13.1 Definitions. As used in this Agreement, the following terms have the following meanings:
     “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrowers.
     “Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
     “Advance” or “Advances” means an advance (or advances) under the Revolving Line.

     “Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
     “Agreement” is defined in the preamble hereof.
     “Amortization Period” is defined in Section 2.1.2(b).
     “Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base.
     “Bank” is defined in the preamble hereof.
     “Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.
     “Bankruptcy-Related Defaults” is defined in Section 9.1.
     “Borrower” and “Borrowers” are defined in the preamble hereof
     “Borrower’s Books” are all books and records of the Borrowers including ledgers, federal and state tax returns, records regarding Borrowers’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
     “Borrowing Base” is 80% of Eligible Accounts, as determined by Bank from Borrowers’ most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.
     “Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit C.
     “Borrowing Resolutions” are, with respect to any Person, those resolutions satisfactory to Bank adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
     “Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
     “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
     “Change in Control” means;

     (a) Until the Merger has occurred, any event, transaction, or occurrence (other than the Merger) as a result of which (1) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Starvox and its Subsidiaries, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Starvox, representing forty percent (40%) or more of the combined voting power of Starvox’s then outstanding securities; or (2) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Starvox (together with any new directors whose election by the Board of Directors of Starvox was approved by a vote of at least a majority of the directors then still in office who either were directions at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; and
     (b) After the Merger has occurred, any event, transaction, or occurrence (other than the Merger) as a result of which (1) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of USWD and its Subsidiaries, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of USWD, representing forty percent (40%) or more of the combined voting power of USWD’s then outstanding securities; (2) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of USWD (together with any new directors whose election by the Board of Directors of USWD was approved by a vote of at least a majority of the directors then still in office who either were directions at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (3) USWD fails to own 100% of the shares of Starvox.
     “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
     “Collateral” is any and all properties, rights and assets of Borrowers described on Exhibit A.
     “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
     “Committed Availability” means, as the date of determination, an amount equal to the sum of the Revolving Line minus all outstanding Credit Extensions.
     “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
     “Communication” is defined in Section 10.
     “Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.
     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
     “Control Agreement” is any control agreement entered into among the depository institution at which any Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which any Borrower maintains a Securities Account or a Commodity Account, such Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
     “Credit Extension” is any Advance, Term Loan Advance or any other extension of credit by Bank for Borrowers’ benefit.
     “Debt Service” means, as of the last day of each month, principal and interest on Indebtedness of Borrowers and their Subsidiaries determined on a consolidated basis.
     “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
     “Default Rate” is defined in Section 2.3(b).
     “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
     “Designated Deposit Account” is for Starvox, deposit account number                     , and for CTI, deposit account number 3300538423, in each case maintained with Bank.
     “Dollars,” “dollars” and “$” each mean lawful money of the United States.
     “EBITDA” means (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense; plus (e) non-cash charges related to the revaluing of employment-related stock compensation; plus (f) non-cash charges related to the writedown of assets as part of an acquisition or divestiture.
     “Effective Date” is the date Bank executes this Agreement and as indicated on the signature page hereof.
     “Eligible Accounts” are Accounts which arise in the ordinary course of Borrowers’ business that meet all Borrowers’ representations and warranties in Section 5.3. Bank reserves the right at any time and from time to time after the Effective Date, with written notice to Borrowers, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:
     (a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;
     (b) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;
     (c) Credit balances over ninety (90) days from invoice date;
     (d) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts (or, in the case of the Telco Group, thirty percent (30%)), for the amounts that exceed that percentage, unless Bank approves in writing;

     (e) Accounts owing from an Account Debtor which does not have its principal place of business in the United States;
     (f) Accounts owing from an Account Debtor which is a federal, state or local government entity or any department, agency, or instrumentality thereof except for Accounts of the United States if Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;
     (g) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise — sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business, but only to the extent of the amount of the contra account;
     (h) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, “bill and hold”, or other terms if Account Debtor’s payment may be conditional;
     (i) Accounts for which the Account Debtor is a Borrower’s Affiliate or officer, employee or agent;
     (j) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;
     (k) Accounts owing from an Account Debtor with respect to which a Borrower has received deferred revenue (but only to the extent of such deferred revenue);
     (l) Accounts for which Bank in its good faith business judgment determines collection to be doubtful; and
     (m) other Accounts Bank deems ineligible in the exercise of its good faith business judgment.
     “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
     “ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.
     “Event of Default” is defined in Section 8.
     “Funding Date” is any date on which a Credit Extension is made to or on account of Borrowers which shall be a Business Day.
     “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
     “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
     “Government Approvals” means all approvals, consents and filing with the United States federal government (including without limitation the Federal Communications Commission), and state public utility commissions having oversight over any Borrower, required for the Merger, the issuance of Indebtedness hereunder or the pledge or encumbrance of assets by a Borrower.
     “Guarantor” is any present or future guarantor of the Obligations, including USWD.
     “Guaranty” means that certain Guaranty and Pledge Agreement in the form attached hereto as Exhibit E.
     “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations of the types specified in clauses (a) through (c) above.
     “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
     “Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrowers on a consolidated basis, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
     “Interest Only Period” is defined in Section 2.1.2 (b).
     “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
     “Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
     “IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrowers to Bank dated as of the Effective Date.
     “Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
     “Loan Documents” are, collectively, this Agreement, the Perfection Certificates, the IP Agreement, the Subordination Agreement[s], the Guaranty, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrowers, any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.
     “Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrowers; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

     “Merger” means the consummation of the transactions contemplated by the Merger Agreement with all Government Approvals.
     “Merger Agreement” means the Agreement and Plan of Merger, dated as of June 14, 2006, by and among USWD, Starvox Acquisitions Inc. and Starvox.
     “Merger Conditions” means the following conditions which shall be satisfied contemporaneously with the Merger:
          (a) USWD shall have delivered the duly executed original signatures to the Guaranty, together with evidence of authorization by Guarantor’s board of directors;
          (b) USWD shall have delivered stock certificates representing 100% of the outstanding shares of Starvox, together with an assignment executed in blank; and
          (c) Borrowers shall have delivered to Bank evidence satisfactory to Bank that (i) the Merger will be completed in accordance with the terms and conditions set forth in the Merger Agreement with no amendment or waiver of any term or condition to the Merger other than such amendments or waivers that would not be materially adverse to the interests of Bank; and (ii) that all necessary material filings with or approvals of applicable government authorities have been made or obtained.
     “Net Borrowing Availability” has the meaning set forth in Section 2.1.1.
     “Net Income” means, as calculated on a consolidated basis for Borrowers and their Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrowers and their Subsidiaries for such period taken as a single accounting period.
     “Obligations” are Borrowers’ obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrowers owe Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrowers’ duties under the Loan Documents.
     “Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
     “Payment/Advance Form” is that certain form attached hereto as Exhibit B.
     “Payment Date” is defined in Section 2.3(g).
     “Perfection Certificate” is defined in Section 5.1.
     “Permitted Indebtedness” is:
     (a) Borrowers’ Indebtedness to Bank under this Agreement and the other Loan Documents;
     (b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
     (c) Subordinated Debt;
     (d) unsecured Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

     (e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
     (f) Indebtedness incurred pursuant to purchase money Indebtedness or capital leases referred to clause (c) in the definition of Permitted Liens;
     (g) Indebtedness of a Borrower to any Subsidiary or a Borrower and Contingent Obligations of any Subsidiary or a Borrower with respect to obligations of a Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary or a Borrower to a Borrower or any other Subsidiary and Contingent Obligations of a Borrower or any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);
     (h) other Indebtedness not otherwise permitted by Section 7.4 not exceeding $500,000 in the aggregate outstanding at any time; and
     (i) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrowers or their Subsidiaries, as the case may be.
     “Permitted Investments” are:
     (a) Investments shown on the Perfection Certificate and existing on the Effective Date;
     (b) (i) Cash Equivalents, and (ii) any Investments permitted by Borrowers’ (or after the Merger, USWD’s) investment policies, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Bank;
     (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrowers;
     (d) Investments consisting of deposit accounts or securities accounts in which Bank has a perfected security interest;
     (e) Investments accepted in connection with Transfers permitted by Section 7.1;
     (f) Investments of Subsidiaries in or to other Subsidiaries or Borrowers, Investments by a Borrower in another Borrower, and Investments by Borrowers in Subsidiaries not to exceed $100,000 in the aggregate in any fiscal year;
     (g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrowers or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrowers’ Board of Directors;
     (h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
     (i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;
     (j) Investments arising in connection with Transfers permitted under Section 7.1(e) and acquisitions permitted under Section 7.3; and

     (k) other Investments not otherwise permitted by Section 7.7 not exceeding $500,000 in the aggregate outstanding at any time.
     “Permitted Liens” are:
     (a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;
     (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrowers maintain adequate reserves on their Books, if they have no priority over any of Bank’s Liens;
     (c) purchase money Liens (including capital leases) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than $2,500,000 in the aggregate amount outstanding;
     (d) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties;
     (e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;
     (f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
     (g) leases or subleases of property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property granted in the ordinary course of Borrowers’ business;
     (h) non-exclusive license of intellectual property granted to third parties in the ordinary course of business;
     (i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7; and
     (j) Liens in favor of other financial institutions arising in connection with Borrowers’ deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts.
     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
     “Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.
     “Quick Ratio” mean the sum of Borrowers’ and their consolidated Subsidiaries’ domestic, unrestricted cash, cash equivalents and net accounts receivable divided by Borrowers’ and its consolidated Subsidiaries’ current liabilities (computed in accordance with GAAP but exclusive of Subordinated Debt).
     “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
     “Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

     “Revolving Line” is an Advance or Advances in an aggregate amount of up to $6,000,000 outstanding at any time.
     “Revolving Line Maturity Date” is August 22, 2007, until such time prior to such date as Borrowers shall have obtained necessary approvals of the public utility commissions of the states of Pennsylvania, New York, New Jersey, Delaware and Georgia, at which time “Revolving Line Maturity Date” shall mean August 22, 2008.
     “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
     “Subordinated Debt” is indebtedness incurred by Borrowers subordinated to all of Borrowers’ now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.
     “Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.
     “Tangible Net Worth” is, on any date, the consolidated total assets of Borrowers and their Subsidiaries minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrowers from their officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities, plus (c) Subordinated Debt.
     “Term Loan Advance” is defined in Section 2.1.2.
     “Term Loan Amount” is $10,000,000.
     “Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrowers’ consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrowers, but excluding all other Subordinated Debt.
     “Tranche 1” is defined in Section 2.1.2(a) (i).
     “Tranche 2” is defined in Section 2.1.2(a) (ii).
     “Tranche 3” is defined in Section 2.1.2(a) (iii).
     “Transaction Report” means a report on the form attached hereto as Exhibit F.
     “Transfer” is defined in Section 7.1.
     “USWD” is U.S. Wireless Data, Inc., a Delaware corporation.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWERS:

STARVOX COMMUNICATIONS, INC.

By:	/s/ Thomas Rowley

Name: Thomas Rowley
Title: Chief Executive Officer

CAPITAL TELECOMMUNICATIONS, INC.

By:	/s/ Thomas D. Morley

Name: Thomas D. Morley
Title: Vice President

BANK:

SILICON VALLEY BANK

By:	/s/ Tim Walsh

Name: Tim Walsh
Title: Senior Vice President
Effective Date: 8/24/06
[Signature page to Loan and Security Agreement]

EXHIBIT A
The Collateral consists of all of Borrowers’ right, title and interest in and to the following personal property:
     All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
     all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing;
     provided however, that the Collateral shall not include leases or Equipment acquired with a lease or purchase money financing, in each case constituting Permitted Indebtedness, to the extent that the terms of such lease or financing prohibit the granting of a lien therein.

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EXHIBIT B
Loan Payment/Advance Request Form
Deadline for same day processing is Noon P.S.T.
Fax To:    Date:

LOAN PAYMENT:
STARVOX COMMUNICATIONS, INC.

From Account #		To Account #

	(Deposit Account #)		(Loan Account #)

Principal $	and/or Interest $

Authorized Signature:	Phone Number:

Print Name/Title:

Loan Advance:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #		To Account #

	(Loan Account #)		(Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:

Print Name/Title:

Outgoing Wire Request:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, P.S.T.

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):

Print Name/Title:	Print Name/Title:

Telephone #:	Telephone #:

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EXHIBIT C
BORROWING BASE CERTIFICATE
Borrowers: STARVOX COMMUNICATIONS, CAPITAL TELECOMMUNICATIONS, INC.
Lender: Silicon Valley Bank
Commitment Amount:           $6,000,000

ACCOUNTS RECEIVABLE
1. Accounts Receivable Book Value as of _____________	$
2. Additions (please explain on reverse)	$
3. TOTAL ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4. Amounts over 90 days due	$
5. Balance of 50% over 90 day accounts	$
6. Credit balances over 90 days	$
7. Concentration Limits	$
8. Foreign Accounts	$
9. Governmental Accounts	$
10. Contra Accounts	$
11. Promotion or Demo Accounts	$
12. Intercompany/Employee Accounts	$
13. Disputed Accounts	$
14. Deferred Revenue	$
15. Other (please explain on reverse)	$
16. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$
17. Eligible Accounts (#3 minus #16)	$
18. ELIGIBLE AMOUNT OF ACCOUNTS (80% of #17)	$

BALANCES
19. Maximum Loan Amount		$6,000,000
20. Total Funds Available [Lesser of #19 or (#18)	$
21. Present balance owing on Line of Credit	$
22. RESERVE POSITION (#20 minus # 21)	$
The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

BANK USE ONLY
COMMENTS:		Received by:

authorized signer
Date:

By:		Verified:

	Authorized Signer		authorized signer
Date:		Date:

Compliance Status: Yes No

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EXHIBIT D
COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:

FROM:	STARVOX COMMUNICATIONS, INC., CAPITAL TELECOMMUNICATIONS, INC.
     The undersigned authorized officer(s) of the Borrowers certifies that under the terms and conditions of the Loan and Security Agreement between Borrowers and Bank (the “Agreement”), (1) Borrowers are in full compliance for the period ending                      with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrowers, and each of their Subsidiaries, has timely filed all required material tax returns and reports, and Borrowers have timely paid all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrowers except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, (5) no Liens have been levied or claims made against Borrowers or any of their Subsidiaries relating to unpaid employee payroll or benefits of which Borrowers have not previously provided written notification to Bank; and (6) at the end of the period there were no held checks. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited) + CC	FYE within 120 days	Yes No

10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

Borrowing Base Certificate A/R & A/P Agings	Monthly within 15 days	Yes No
The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”)

Opening Balance Sheet delivered by October 31, 2006? Yes                     No

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Financial Covenant	Required	Actual	Complies
Maintain at all times:

Minimum Tangible Net Worth	To be determined upon receipt of Opening Balance Sheet	$	Yes No

Minimum Liquidity	$750,000 (or $1,000,000 prior to delivery of Opening Balance Sheet)	$	Yes No

Fixed Charge Coverage Ratio	2.50:1.00 after Tranche 2 of Term Loan available	:1.00	Yes No

Maintain on a monthly basis:

Minimum EBITDA	$500,000 after availability of Tranche 2 of Term Loan. $750,000 after availability of Tranche 3 of Term Loan	$	Yes No
     The financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.
     The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

     The following is a listing of new offices or business locations that have been established since the date of the last Compliance Certificate: (If none, so state):

     The following Government Approvals have been received (evidence attached):

STARVOX COMMUNICATIONS, INC.	BANK USE ONLY
CAPITAL TELECOMMUNICATIONS, INC.
Received by:

authorized signer
By	Date:

Name:

Title:	Verified:

authorized signer
Date:

Compliance Status: Yes No

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Schedule 1 to Compliance Certificate
Financial Covenants of Borrowers
Dated:

I.	Tangible Net Worth (Section 6.9(a))

Required: To be determined upon receipt of Opening Balance Sheet

Actual:

A.	Aggregate value of total assets of Borrowers and their Subsidiaries	$

B.	Aggregate value of goodwill of Borrowers and their Subsidiaries	$

C.	Aggregate value of intangible assets of Borrowers and their Subsidiaries	$

D.	Aggregate value of any reserves not already deducted from assets	$

E.	Tangible Net Worth (line A minus line B minus line C minus line D minus	$
Total Liabilities (other than Subordinated Debt)

Is line E equal to or greater than $ ?

No, not in compliance Yes, in compliance

II.	Liquidity (Section 6.9(b))

Required: $750,000.00 ($1,000,000 prior to delivery of Opening Balance Sheet)

Actual:

A.	Unrestricted cash and Cash Equivalents on deposit with Bank (provide cash	$
balance at Bank as of the day prior to this certificate)

B.	Net Borrowing Availability (as of the most recently completed Transaction Report)	$

C.	Advances (as of most recently completed Transaction Report)	$

D.	Liquidity (line A plus (line B minus Line C))	$

Is line D equal to or greater than $750,000/$1,000,000?

No, not in compliance Yes, in compliance

III.	Fixed Charge Coverage Ratio (Section 6.9(c))

Required: 2.50:1.00

Actual:

A.	EBITDA (from Part III below) for past three months	$

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B.	Capital Expenditures for past three months	$

C.	Debt Service for the past three months	$

D.	Fixed Charge Coverage (line A minus line B) divided by Line C	$

Is line D greater than or equal to 2.50:1.00?

No, not in compliance Yes, in compliance

IV.	EBITDA (Section 6.9(d))

Required: $500,000 (upon Tranche 2 of Term Loan) and $750,000.00 (upon Tranche 3 of Term Loan) per month

Actual:

A.	Net Income	$

B.	Interest Expense	$

C.	Depreciation and amortization expense	$

D.	Income tax expense	$

E.	EBITDA (Line A plus Line B plus Line C plus Line D)	$

Is line D equal to or greater than $500,000/$750,000?

No, not in compliance Yes, in compliance

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EXHIBIT E
FORM OF GUARANTY

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EXHIBIT F
FORM OF TRANSACTION REPORT

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